EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT



National Western Life Insurance Company has one subsidiary which meets the definition of significant subsidiary according to Regulation S-X. The subsidiary is The Westcap Corporation incorporated in the State of Delaware, and it conducts business under the same name.